                                                                     EXHIBIT 2.2


===============================================================================





                            ASSET PURCHASE AGREEMENT



                                  by and among


                               CLARK/BARDES, INC.


                                       and


                       SCHOENKE & ASSOCIATES CORPORATION,
                  SCHOENKE & ASSOCIATES SECURITIES CORPORATION,
                          AND RAYMOND F. SCHOENKE, JR.













                               September 18, 1998

                                TABLE OF CONTENTS


ARTICLE 1

         PURCHASE AND SALE OF ASSETS..............................................................................1
                  1.1      Purchased Assets.......................................................................1
                  1.2      Excluded Assets........................................................................4
                  1.3      Assumption of Liabilities..............................................................4
                  1.4      Excluded Liabilities...................................................................4

ARTICLE 2

         CONSIDERATION FOR THE PURCHASED ASSETS...................................................................5
                  2.1      Purchase Price.........................................................................5
                  2.2      Required Cash Amount Adjustment........................................................5
                  2.3      Procedures for Final Determination of Required Cash Amount.............................5
                  2.4      Required Cash Amount Definition........................................................6

ARTICLE 3

         REPRESENTATIONS AND WARRANTIES OF SELLERS AND MAJOR SHAREHOLDER..........................................7
                  3.1      Organization and Power.................................................................7
                  3.2      Subsidiaries...........................................................................7
                  3.3      Authorization; No Breach...............................................................7
                  3.4      Financial Statements...................................................................8
                  3.5      Absence of Undisclosed Liabilities.....................................................8
                  3.6      No Material Adverse Changes............................................................8
                  3.7      Absence of Certain Developments........................................................8
                  3.8      Title and Condition of Properties.....................................................10
                  3.9      Tax Matters...........................................................................11
                  3.10     Contracts and Commitments.............................................................12
                  3.11     Proprietary Rights....................................................................14
                  3.12     Litigation; Proceedings...............................................................14
                  3.13     Brokerage.............................................................................14
                  3.14     Governmental Consent, etc.............................................................14
                  3.15     Employees.............................................................................14
                  3.16     Employee Benefit Plans................................................................15
                  3.17     Insurance.............................................................................16
                  3.18     Affiliated Transactions...............................................................16
                  3.19     Compliance with Laws; Permits; Certain Operations.....................................17
                  3.20     Environmental Health and Safety.......................................................17


                  3.21     Product and Warranty Claims; Warranties...............................................18
                  3.22     Disclosure............................................................................18
                  3.23     Year 2000 Problem.....................................................................18

ARTICLE 4

         REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................................................19
                  4.1      Corporate Organization and Power......................................................19
                  4.2      Authorization.........................................................................19
                  4.3      No Violation..........................................................................19
                  4.4      Litigation............................................................................19
                  4.5      Brokerage.............................................................................19

ARTICLE 5

         CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE...........................................................20
                  5.1      Conditions to Purchaser's Obligation..................................................20

ARTICLE 6

         CONDITIONS TO SELLERS' OBLIGATION TO CLOSE..............................................................21
                  6.1      Conditions to Sellers' Obligation.....................................................21

ARTICLE 7

         CLOSING TRANSACTIONS....................................................................................22
                  7.1      The Closing...........................................................................22
                  7.2      Action to Be Taken at the Closing.....................................................23
                  7.3      Closing Documents.....................................................................23
                  7.4      Possession............................................................................25
                  7.5      Nonassignable Contracts...............................................................25

ARTICLE 8

         INDEMNIFICATION; LIMITATIONS ON LIABILITY...............................................................25
                  8.1      Indemnification by Each Seller and Major Shareholder..................................25
                  8.2      Indemnification by Purchaser..........................................................26
                  8.3      Method of Asserting Claims............................................................26
                  8.4      Survival; Limitations on Liability....................................................27

ARTICLE 9

         TERMINATION.............................................................................................27
                  9.1      Termination...........................................................................27


                  9.2      Effect of Termination.................................................................28
                  9.3      Effect of Closing.....................................................................28

ARTICLE 10

         ADDITIONAL AGREEMENTS...................................................................................28
                  10.1     Survival..............................................................................28
                  10.2     Mutual Assistance.....................................................................28
                  10.3     Press Release and Announcements.......................................................28
                  10.4     Expenses..............................................................................29
                  10.5     Further Transfers.....................................................................29
                  10.6     Transition Assistance.................................................................29
                  10.7     Confidentiality.......................................................................29
                  10.8     Non-Compete; Non-Solicitation.........................................................29
                  10.9     Specific Performance..................................................................30
                  10.10    Remittances...........................................................................30
                  10.11    Employees and Agents of Sellers.......................................................31

ARTICLE 11

         MISCELLANEOUS...........................................................................................31
                  11.1     Amendment and Waiver..................................................................31
                  11.2     Notices...............................................................................31
                  11.3     Assignment............................................................................32
                  11.4     Severability..........................................................................33
                  11.5     No Third Party Beneficiaries..........................................................33
                  11.6     No Strict Construction................................................................33
                  11.7     Captions..............................................................................33
                  11.8     Complete Agreement....................................................................33
                  11.9     Counterparts..........................................................................33
                  11.10    Governing Law.........................................................................33
                  11.11    Remedies Cumulative...................................................................33
                  11.12    Use of "Schoenke" Name................................................................34
                  11.13    Definition of Sellers' Knowledge......................................................34


                                    EXHIBITS


Exhibit A        --        Form of Promissory Note
Exhibit B        --        Allocation of Purchase Price
Exhibit C        --        Opinion of Sellers' Counsel
Exhibit D        --        Form of Non-Compete Agreement
Exhibit E        --        Form of Non-Solicitation Agreement
Exhibit F        --        Opinion of Purchaser's Counsel
Exhibit G        --        Officer's Certificate of Sellers
Exhibit H        --        Officer's Certificate of Purchaser

                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT is entered into as of September 18, 1998 (this "Agreement") to be effective September 1, 1998 (the "Effective Date") by and among CLARK/BARDES, INC., a Delaware corporation ("Purchaser"), and SCHOENKE & ASSOCIATES CORPORATION, a Maryland corporation ("SAC"), and SCHOENKE & ASSOCIATES SECURITIES CORPORATION, a Maryland corporation ("SAS") (SAC and SAS shall individually be referred to as "Seller" and collectively be referred to as the "Sellers"), and RAYMOND F. SCHOENKE, JR. (the "Major Shareholder").

                               W I T N E S S E T H

         WHEREAS, the Sellers are engaged in the business of marketing life insurance policies, and related compensation, salary and benefit plans (the "Business"); and

         WHEREAS, on the terms and subject to the conditions of this Agreement, Purchaser desires to acquire from Sellers and Sellers desire to sell to Purchaser, substantially all of the assets, properties and Business of the Sellers as a going concern, and the Purchaser agrees to assume certain liabilities of Seller.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE 1

                           PURCHASE AND SALE OF ASSETS

         1.1 Purchased Assets. On the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 7.1), Purchaser shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Purchaser, all properties, assets, rights and interests of every kind and nature, whether real or personal, tangible or intangible, and wherever located and by whomever possessed, of Sellers as of the Effective Date related to or used in, or otherwise associated with, the Business, including, without limitation, all of the following assets (but excluding all Excluded Assets as defined in Section 1.2 hereof):

         (a) cash, cash equivalents and marketable securities having the aggregate value equal to the amounts provided for on Schedule 1.1(a) (the "Required Cash Amount");

         (b) all accounts and notes receivable (whether current or noncurrent), a list, description and aging of which as of the date hereof is set forth on
Schedule 1.1(b);

         (c) all prepayments, prepaid expenses (including, without limitation, prepaid insurance premiums, except for professional liability, fiduciary, fidelity crime and errors and omissions coverage policies to be retained by Sellers and the Major Shareholder (the "Retained Insurance")), deferred charges, advance payments and security deposits as of the Closing Date;

         (d) all supplies located at each Seller's facilities, in transit to or from such Seller's facilities or which otherwise relate to the Business (the "Inventory");

         (e) all interests in real estate (including, without limitation, land, buildings, improvements and that certain security deposit of one hundred thousand dollars ($100,000) pursuant to the Lease Agreement), whether owned in fee, leased or otherwise, including but not limited to, the interests listed on
Schedule 1.1(e) (collectively, the "Maryland Real Estate") and all licenses, permits, approvals and qualifications relating to the Maryland Real Estate;

         (f) all interests in machinery and equipment, fixtures, fittings, furniture, automobiles and other vehicles, tools, fixtures, spare parts and supplies and other tangible personal property, whether owned, leased or otherwise (including, without limitation, items which have been fully depreciated or expensed), including, without limitation, such items as set forth on Schedule 1.1(f);

         (g) all insurance, insurance reserves and deposits other than the Retained Insurance and the tail coverage discussed in Section 3.17 hereof (including, without limitation, reserves and deposits relating to workmen's compensation), including, without limitation, such items as set forth on
Schedule 1.1(g);

         (h) all office furnishings and related assets;

         (i) all intangible assets and intellectual property (including, without limitation, registered and unregistered trademarks, service marks and trade names, trade dress and other names, marks and slogans, including the names "Schoenke & Associates" and "Schoenke & Associates Securities Corporation" and all variations and permutations thereof; provided, however, Purchaser shall have no right to, and shall not use, the "Schoenke" name except in connection with insurance and financial service related businesses and Major Shareholder shall be free to use the "Schoenke" name in any business pursuits (subject to the terms of the Non-Compete Agreement (as hereinafter defined), including, without limitation, Ray Schoenke & Associates, Inc.), all publishing and distribution rights, and all associated goodwill; all statutory, common law and registered copyrights; all patents, inventions, shop rights, know-how, trade secrets and confidential information; all registration applications for any of the foregoing; all interests in and to telephone numbers and all listings pertaining to Sellers in all telephone books and other directories; together with all rights to use all of the foregoing forever and all other rights in, to, and under the foregoing in all countries, including, without limitation, such items as set forth on Schedule 1.1(i);

         (j) all discoveries, improvements, processes, data, confidential information, specifications and ideas, whether patentable or not, all licenses and other similar agreements, and all drawings, records, books or other indicia, however evidenced, of the foregoing; all rights in and to any products or other intellectual property rights under research or development prior to or on the Closing Date related to the Business;

         (k) all rights existing under contracts, leases, licenses (to the extent lawfully assignable or transferable), permits (to the extent lawfully assignable or transferable), supply and distribution arrangements, sales and purchase agreements and orders, employee benefit plans, trusts and other arrangements, employment and consulting agreements, consignment arrangements, warranties, consents, orders, registrations (to the extent lawfully assignable or transferable), privileges, franchises, memberships, certificates, approvals or other similar rights and all other agreements, arrangements and understandings, including, without limitation, all rights existing under the contracts listed on the Contracts Schedule and Customer Contract Schedule (as defined in Section 3.10 hereto);

         (l) the right to receive all mail and other communications addressed to Sellers (including, without limitation, mail and communications from customers, suppliers, distributors, agents and others and accounts receivable payments), provided that Purchaser agrees to forward any such mail and communications that are of a personal nature to the officer or employee to which it pertains promptly after receipt;

         (m) all lists, records and files pertaining to customers, including past, present and prospective customers solicited over the past five (5) years, as referenced in Schedule 1.1(m);

         (n) all lists and records pertaining to suppliers, distributors, personnel, customers and agents and all other books, ledgers, files, documents, correspondence, business analysis, illustrations, proposals and records of every kind and nature;

         (o) all business and marketing plans and proposals and pricing and cost information;

         (p) all computer software and systems, including licenses related thereto, proprietary or otherwise, including related source codes, data and documentation;

         (q) all creative materials (including, without limitation, photographs, films, art work, color separations and the like) advertising and promotional materials and all other printed or written materials;

         (r) all claims, refunds, causes of action, choses in action, rights of recovery and rights of set-off of every kind and nature;

         (s) all goodwill as a going concern and all other intangible property;

         (t) all limited partnership interests in Schoenke & Associates of Hawaii, L.P. ("SAH");

         (u) subject and pursuant to the Cash Payments Transfer Side Agreement between Purchaser and SAC dated the date hereof (the "Cash Payments Transfer Side Agreement"), such cash payments as SAC receives under the Incentive Compensation Plan Agreement with M Financial Holdings Incorporated (the "M Cash Payments"); and

         (v) all other property not referred to above which is either represented on Sellers' Latest Balance Sheet (as defined in Section 3.4) or acquired by Sellers thereafter (except for such property which has been sold or otherwise disposed of in the ordinary course of business) related to the Business.

For purposes of the Agreement, the term "Purchased Assets" means all properties, assets and rights of Sellers which Sellers shall convey to Purchaser or shall be obligated to convey to Purchaser under this Agreement.

         1.2 Excluded Assets. Notwithstanding the foregoing, the following assets (the "Excluded Assets") are expressly excluded from the purchase and sale contemplated hereby and, as such, are not included in the Purchased Assets:

         (a) income tax credits and refunds;

         (b) those certain assets listed on Schedule 1.2 hereto; and

         (c) the minute books, capital stock records, articles of incorporation, by-laws and corporate seal of Sellers, together with annual and other corporate reports filed with the State of Maryland, other documents and correspondence that relate to each Seller's corporate organization and maintenance thereof.

         1.3 Assumption of Liabilities. Subject to the conditions specified in this Agreement, on the Effective Date, Purchaser shall assume and agree to pay, defend, discharge and perform as and when due only the following liabilities and obligations of Sellers (the "Assumed Liabilities"):

         (a) Each Seller's obligations and liabilities under the contracts listed on the Contracts Schedule (Schedule 3.10(a)) and on the Customer Contract Schedule (Schedule 3.10(d)) to the extent such liabilities or obligations are incurred by the Sellers or accrued and set forth on Schedule 1.1(a) with respect to operations following the Effective Date;

         (b) obligations of continued performance under executory vendor purchase orders for the purchase of supplies, equipment or services entered into in the ordinary course of business (the "Vendor Orders");

         (c) accrued payroll vacation and other benefits of employees of the Sellers generated in the ordinary course of business to the extent reflected on the Required Cash Amount Schedule (Schedule 1.1(a)); and

         (d) the obligations under the employee health plans through December 31, 1998 for the benefit of all employees listed on Schedule 10.11.

         1.4 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not assume or be liable for any liabilities or obligations of Sellers other than the Assumed Liabilities and all such other liabilities or obligations shall be the responsibility of the Sellers (the "Excluded Liabilities").


                                    ARTICLE 2

                     CONSIDERATION FOR THE PURCHASED ASSETS

         2.1 Purchase Price. In addition to the assumption of the Assumed Liabilities, the aggregate purchase price for the Purchased Assets shall be an amount equal to Seventeen Million and no/100 Dollars ($17,000,000), (the "Purchase Price"), which shall be payable to Sellers on the Closing Date:

         (a) by wire transfer of immediately available funds to such account or accounts as shall have been designated in writing by Sellers not less than three
(3) days prior to the Closing Date in an amount equal to Thirteen Million Five Hundred Thousand and no/100 Dollars ($13,500,000) (which is $15,000,000 less the $1,500,000 good faith deposit previously paid to Sellers), as adjusted pursuant to Section 2.2 hereof; and

         (b) by a promissory note in an amount equal to Two Million and no/100 Dollars ($2,000,000) substantially in the form attached hereto as Exhibit A (the "Promissory Note"), to be issued by Purchaser to Sellers which shall be paid by Purchaser in accordance with the terms thereof.

The Promissory Note shall be secured by a lien in certain commission renewals and/or fees received by Purchaser as more fully described in that certain Security Agreement dated of even date herewith, among Purchaser and Sellers (the "Security Agreement"). The Purchase Price shall be allocated among the Purchased Assets as set forth in Exhibit B attached hereto. The parties agree that the allocation set forth in Exhibit B shall be used by them and respected for all purposes, including income tax purposes if in conformance with the rules and regulations of the Internal Revenue Code of 1986, as amended (the "Code"), and that the parties shall follow such allocation for all reporting purposes, including, without limitation, Internal Revenue Service ("IRS") Form 8594.

         2.2 Required Cash Amount Adjustment. Within three (3) days prior to the Closing, Sellers shall notify Purchaser in writing of its good faith estimate of the Required Cash Amount (as defined in Section 1.1 herein) as of the Effective Date (the "Estimated Required Cash Amount"). Within three (3) business days after the final determination of the Required Cash Amount pursuant to Section
2.3 below, Sellers shall pay Purchaser an amount equal to the positive difference between the Required Cash Amount less the Estimated Required Cash Amount by wire transfer of immediately available funds.

         2.3 Procedures for Final Determination of Required Cash Amount. Within thirty (30) days after the Closing Date, Purchaser shall prepare and deliver to Sellers at Purchaser's expense a balance sheet for Sellers as of the opening of business on the Effective Date, together with a statement setting forth Purchaser's determination of the Required Cash Amount. Within thirty (30) days after receipt of such items, Sellers shall deliver to Purchaser a detailed written statement describing its objections, if any, to such balance sheet and determination of the Required Cash Amount. If Sellers do not raise any objections within the thirty (30) day period, the audited balance sheet and Purchaser's determination of the Required Cash Amount shall become final and binding upon all parties. Upon request by Sellers at any time after receipt of the aforementioned balance sheet and statement, Purchaser shall make available to Sellers and their accountants and other representatives the work papers used in preparing the balance sheet and in determining Purchaser's calculation of the Required Cash Amount and such other documents as Sellers may reasonably request in connection with their review of the Required Cash Amount. If Sellers do raise any objections, Purchaser and Sellers shall use reasonable efforts to resolve any such disputes. If a final resolution is not obtained within thirty (30) days after Sellers shall have submitted their objections to Purchaser, any remaining disputes shall be resolved by an accounting firm mutually agreeable to Purchaser and Sellers. If Purchaser and Sellers are unable to mutually agree on such an accounting firm within five (5) days after the expiration of said thirty (30) day period, a "big-six" accounting firm shall be selected by lot after elimination of one firm designated as objectionable by each of Purchaser and Sellers. The determination of the accounting firm so selected shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees and expenses of such accounting firm shall be paid one-half by Purchaser and one-half by Sellers. The final balance sheet prepared in accordance with this
Section 2.3 and Section 2.4 below and the related statement setting forth the final determination of the Required Cash Amount are referred to as the "Closing Balance Sheet."

         2.4 Required Cash Amount Definition. For purposes hereof, "Required Cash Amount" shall be determined as of the opening of business on the Effective Date and shall be cash in an amount equal to the Sellers' accrued liabilities including, but not limited to, accrued payroll, accrued vacation, other benefits of employees and other accrued expenses, as detailed on Schedule 1.1(a) at such time. The Closing Balance Sheet shall be prepared, and the Required Cash Amount shall be determined, in accordance with generally accepted accounting principles applied in a manner consistent with those used in preparing Sellers' balance sheets as of March 31, 1998 (the "Latest Balance Sheet"); provided that (a) all proper accruals and reserves shall be recorded (including but not limited to vacation pay, customer rebate accruals, bad debt reserves and warranty expenses, taxes and utility charges prorated through the Effective Date), (b) no assets shall be included in excess of their realizable value, (c) no assets which have been fully expensed or depreciated on the books and records of Sellers in accordance with past practice shall be included, (d) no prepaid expenses, intangible assets or other assets shall be included if they shall not benefit Purchaser, (e) to the extent that the Latest Balance Sheet was not prepared in accordance with generally accepted accounting principles (based upon authoritative accounting pronouncements and literature in effect on the Effective Date) and as a result the Required Cash Amount would otherwise be overstated as of the Effective Date, the Closing Balance Sheet shall be prepared and the Required Cash Amount shall be determined in accordance with generally accepted accounting principles as in effect on the

Closing Date, and (f) all accounting entries (including all liabilities and accruals) shall be taken into account regardless of their amount and all errors and omissions shall be corrected and all adjustments made.


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLERS AND MAJOR
                                   SHAREHOLDER

         As an inducement to Purchaser to enter into this Agreement, Sellers and the Major Shareholder hereby, jointly and severally, represent and warrant to Purchaser as of the date hereof and as of the Closing Date that:

         3.1 Organization and Power. SAC is a corporation duly organized, validly existing and in good standing under the laws of Maryland and such jurisdiction is the only jurisdiction in which ownership of its properties or the conduct of its business requires it to be so qualified. SAS is a corporation duly organized, validly existing and in good standing under the laws of Maryland and such jurisdiction is the only jurisdiction in which ownership of its properties or the conduct of its business requires it to be so qualified. SAH is a limited partnership duly organized, validly existing and in good standing under the laws of Hawaii and such jurisdiction is the only jurisdiction in which ownership of its properties or the conduct of its business requires it to be so qualified. Except for certain licenses and permits with respect to the Major Shareholder described on Schedule 1.2 and certain licenses and permits described on Schedule 3.10(a), each Seller has all requisite power and authority and all material licenses, permits and other authorizations necessary to own and operate their properties and to carry on their businesses as now conducted as they relate to the Business. The copies of the certificate of incorporation and by-laws of Sellers which have been previously furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete in all material respects.

         3.2 Subsidiaries. Except for SAH, Sellers own no stock, partnership interest, joint venture interest or other security or interest in any other corporation, organization or entity related to the Business.

         3.3 Authorization; No Breach. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the transactions contemplated hereby and thereby have been duly and validly authorized by each Seller. No other corporate act or proceeding on the part of Sellers, their Board of Directors or their shareholders, is necessary to authorize the execution, delivery or performance of this Agreement, any other agreement contemplated hereby or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Sellers and the Major Shareholder and this Agreement constitutes and the other agreements contemplated hereby upon execution and delivery by Sellers and the Major Shareholder shall each constitute, a valid and binding obligation of each Seller, as applicable, enforceable in accordance with their terms. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Sellers and the Major Shareholder and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) conflict with or result in any breach of any of the provisions of, (b) constitute a default under, result in a violation of, or cause the acceleration of any obligation under, (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under, or (d) require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body under the provisions of Sellers' certificate of incorporation or by-laws, any indenture, mortgage, lease, loan agreement or other agreement or instrument to which any Seller or the Major Shareholder is bound or affected or any law, statute, rule, regulation, judgement, order or decree to which any Seller or the Major Shareholder is subject or by which any of the Purchased Assets is bound.

         3.4 Financial Statements. Sellers have furnished Purchaser with copies of (a) their audited balance sheet as of December 31, 1997 and the related audited financial statements for the twelve-month period then ended, (b) its audited balance sheets as of December 31, 1996, December 31, 1995 and December 31, 1994 and the related audited financial statements for the fiscal years then ended, and (c) financial statements for the Sellers as at and for the three-month period ended March 31, 1998 (the "Latest Balance Sheet"). Each of the foregoing financial statements has been based upon the information contained in Sellers' books and records (which are accurate and complete in all material respects) and fairly presents the financial condition and results of operations of Sellers as of the times and for the periods referred to therein, and such financial statements contain proper accruals and adequate reserves and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the periods indicated, except as otherwise noted therein.

         3.5 Absence of Undisclosed Liabilities. As of the Closing, Sellers shall have no liabilities or obligations whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Sellers, whether due or to become due, arising out of or related to transactions entered into at or prior to the Closing, or out of any action or inaction by Sellers or any employee, or to Sellers' knowledge, any agent, licensee or contractor of any of them at or prior to the Closing, or out of any state of facts existing at or prior to the Closing, regardless of when any such liability or obligation is asserted, including, without limitation, taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) liabilities and obligations under agreements, contracts, leases or commitments described on the Leases Schedule (as defined in Section 3.8(b) hereof) and the Contracts Schedule and the Customer Contracts Schedule (as such terms are defined in Section 3.10 hereof) or under agreements, leases, contracts and commitments which are not required pursuant to this Agreement to be disclosed thereon (but not liabilities for breaches thereof), (b) liabilities and obligations reflected on Sellers' Latest Balance Sheet, and (c) liabilities and obligations which have arisen after the date of Sellers' Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort or infringement).

         3.6 No Material Adverse Changes. Since the date of the Latest Balance Sheet, there has been no material adverse change in the financial condition, operating results, assets, operations, employee relations or customer relations of Sellers.

         3.7 Absence of Certain Developments. Except as set forth in the "Developments Schedule" attached hereto as Schedule 3.7, since the date of the Latest Balance Sheet, no Seller has:

         (a) borrowed or agreed to borrow any amount or incurred or become subject to any material liabilities, except current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

         (b) discharged or satisfied, or agreed to discharge or satisfy, any material lien or encumbrance or paid any material liability, other than current liabilities paid in the ordinary course of business;

         (c) mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any portion of the Purchased Assets, except liens for current property taxes not yet due and payable and except for liens in favor of Purchaser;

         (d) sold, assigned or transferred, or agreed to do so, any of the Purchased Assets, except in the ordinary course of business or canceled without fair consideration any material debts or claims owing to or held by it;

         (e) sold, assigned, transferred, abandoned or permitted to lapse any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, or disclosed any material proprietary confidential information to any person;

         (f) made or granted, or agreed to make or grant, any bonus or any wage or salary increase to any employee or group of employees or made or granted any increase in any employee benefit plan or arrangement (except in accordance with past custom and practice), or amended or terminated, or agreed to terminate or amend, any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

         (g) made, or agreed to make, any capital expenditures or commitments therefore that aggregate in excess of $10,000;

         (h) made, or agreed to make, any loans or advances to, or guarantees for the benefit of, any persons;

         (i) suffered any extraordinary losses or waived any rights of material value, whether or not in the ordinary course of business or consistent with past practice;

         (j) entered into, or agreed to enter into, any other material transaction other than in the ordinary course of business;

         (k) made, or agreed to make, any charitable contributions or pledges;

         (l) failed to replenish the Sellers' supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practice inconsistent with its prior practice and prudent business practices prevailing in the industry; or

         (m) suffered any material damage, destruction or casualty loss to the Purchased Assets, whether or not covered by insurance.

         3.8 Title and Condition of Properties.

         (a) The Sellers own no real estate.

         (b) The lease described on the "Leases Schedule" attached hereto as
Schedule 3.8(b) (the "Lease") is in full force and effect, and Sellers (as indicated on such schedule) hold a valid and existing leasehold interest under such lease for the term set forth on the Leases Schedule. The lease described on the Leases Schedule constitutes the only lease under which Sellers hold a leasehold interest in real estate. Sellers have delivered to Purchaser complete and accurate copies of the lease described on the Leases Schedule, and such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the copies delivered to Purchaser. To Sellers' knowledge, no Seller is in default under such lease, and no other party to such lease has the right to terminate, accelerate performance under or otherwise modify such lease, including upon the giving of notice or the passage of time. To the Seller's knowledge, no third party to such lease is in default under such lease.

         (c) The real estate demised by the lease described on the Leases Schedule constitutes all of the real estate owned, used or occupied by Sellers.

         (d) Sellers own good and marketable title, free and clear of all liens, charges, security interests, encumbrances, encroachments and claims of others, to all of the Purchased Assets, except for leased equipment, for liens of current taxes not yet due and payable (which shall be pro-rated), liens disclosed on the Latest Balance Sheet, and liens in favor of Purchaser ("Permitted Encumbrances"). At the Closing, Sellers shall sell, assign, transfer and convey to Purchaser by customary Bill of Sale good and marketable title to all of the personal property included within the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances and claims of others, other than Permitted Encumbrances.

         (e) Sellers' equipment and other tangible assets are in good condition and repair in all material respects, have been maintained in accordance with normal industry standards and are usable in the ordinary course of business. Sellers own or lease under valid leases all buildings, equipment and other tangible assets necessary for the conduct of the Business.

         (f) Since the commencement of Sellers' tenancy under the Office Lease on March 1, 1997, Sellers have received no notice of any violation of any applicable zoning, building, fire or other ordinance or other law, regulation or requirement relating to the operation of leased real property and Sellers have not within three years prior to the date of this Agreement received any such notice with respect to owned or leased personal property, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations or any condemnation proceeding with respect to any properties owned, used or leased by Sellers.

         (g) The Purchased Assets, together with the services and arrangements described on the Contracts Schedule, comprise all assets and services required for the continued conduct of the Business by the Purchaser as now being conducted. Except for those certain licenses and permits with respect to the Major Shareholder described on Schedule 1.2 hereto, the Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except supplies utilized, cash disposed of, accounts receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, and other dispositions in the ordinary course of business and except for certain of the Excluded Assets). Other than individual insurance licenses listed on Schedule 3.10 hereto, there are no assets or properties used in the operation of the Business and owned by any Person other than the Sellers that will not be leased or licensed to the Purchaser under valid, current leases or license arrangements. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear).

         3.9 Tax Matters.

         (a) Sellers have duly filed all federal, foreign, state and local tax information and tax returns of any and every nature and description (the "Returns") required to be filed by them (all such returns being accurate and complete in all respects) and have duly paid or made provision for the payment of all taxes and other governmental charges (including without limitation any interest, penalty or additions to tax thereto) which have been incurred or are shown to be due on said Returns or are claimed in writing to be due from Sellers or imposed on Sellers or their properties, assets, income, franchises, leases, licenses, sales or use, by any federal, state, local or foreign taxing authorities (collectively, the "Taxes") on or prior to the date hereof, other than Taxes which are being contested in good faith and by appropriate proceedings and as to which Sellers have set aside on their books adequate reserves or which may be attributable to the transactions contemplated hereby. There are no disputes pending, or claims overtly asserted, or to Sellers' knowledge, claims which are likely to be asserted, for Taxes upon any Seller. No Seller has been required to give any currently effective waivers extending the statutory period of limitation applicable to any foreign, federal, state or local return or for any period or agreed to an extension of time with respect to a Tax assessment or deficiency. No claim has ever been made by an authority in a jurisdiction where the Sellers do not file Returns that any Seller is or may be subject to taxation by that jurisdiction. No Seller is nor has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone. No Seller has any liability for Taxes as a transferee of, or successor to, any other person. Each Seller has provided to Purchaser or its representatives complete and correct copies of its federal, state and local income tax returns filed on or prior to the date hereof and all examination reports, if any, relating to the audit of such returns by the IRS or other tax authority for each taxable year beginning on or after January 1, 1992. To the knowledge of each Seller, there exists no proposed assessment against any Seller or notice, whether formal or informal, of any deficiency or claim for additional Tax (including, without limitation, interest, additions to tax or penalties).

         (b) All monies required to be withheld from employees, and to Sellers' knowledge from independent contractors, shareholders or creditors, of each Seller for Taxes, including, but not limited to, income taxes, back-up withholding taxes, social security and unemployment insurance taxes or collected from customers or others as Taxes, including, but not limited to, sales, use or other taxes, have been withheld or collected and paid, when due, to the appropriate governmental authority, or if such payment is not yet due, an adequate reserve has been established for such Taxes.

         (c) Neither Seller has in place any arrangement of the type described in Code Section 280G.

         3.10 Contracts and Commitments.

         (a) Except as set forth in Section 3.16 or in the "Contracts Schedule" attached hereto as Schedule 3.10(a) or in the "Customer Contracts Schedule" attached hereto as Schedule 3.10(d), no Seller is a party to any:

                  (i) bonus, pension, profit sharing, retirement or deferred compensation plan or stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal, or severance agreements or arrangements;

                  (ii) contract with any labor union or contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis;

                  (iii) mortgaging, pledging or otherwise placing a lien on any of the Purchased Assets;

                  (iv) guarantee of any obligation for borrowed money or otherwise, other than endorsements made for collection in the ordinary course of business;

                  (v) agreement or commitment with respect to the lending or investing of funds to or in other persons or entities;

                  (vi) license or royalty agreement related to the Business;

                  (vii) lease or agreement related to the Business under which it is lessee of or holds or operates any personal property owned by any other party;

                  (viii) lease or agreement related to the Business under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it;

                  (ix) contract or group of related contracts related to the Business with the same party for the purchase or sale of products or services other than the Customer Contracts (as defined in Section 3.10(d) hereof);

                  (x) other contract related to the Business with any party continuing over a period of more than six months from the date or dates thereof, not terminable by it on thirty (30) days' or less notice without penalties;

                  (xi) contract which prohibits it from freely engaging in business anywhere in the world;

                  (xii) contract relating to the distribution or production of its products as it relates to the Business; or

                  (xiii) other agreements related to the Business whether or not entered into in the ordinary course of business.

         (b) Except as specifically disclosed in the Contracts Schedule or the Customer Contracts Schedule, (i) to Sellers' knowledge, no contract or commitment related to the Business has been breached in any material respect or canceled by the other party, (ii) since December 31, 1997, no supplier of the Business has notified Sellers that it shall stop or decrease in any material respect the rate of business done with Sellers, (iii) Sellers have in all material respects performed all the obligations required to be performed by them to the date of this Agreement and are not in receipt of any claim of default under any material lease, contract, commitment or other agreement listed on
Schedule 3.10(a) or Schedule 3.10(d) hereof, (iv) no event has occurred which with the passage of time or the giving of notice or both would result in a breach or default under any lease, contract, instrument or other agreement listed on Schedule 3.10(a) or Schedule 3.10(d); and (v) Sellers are not a party to any contract which is adverse to the Business's operations, financial condition, operating results or business prospects.

         (c) Purchaser has been supplied with a true and correct copy of all written contracts which are referred to on the Contract Schedule and Customer Contracts Schedule, together with all amendments, waivers or other changes thereto.

         (d) Sellers have no knowledge of any (i) pending or threatened termination, cancellation, limitation, modification or change in any of Sellers' business relationship with any customer or group of customers related to the Business or (ii) changes or pending changes in any law, rule, regulation, technology, or business relationship or other circumstance that could result in the loss of any customers related to the Business after the date hereof. Each contract, agreement or lease with customers of any Seller relating to the Business ("Customer Contracts") is listed on the "Customer Contract Schedule" attached hereto as Schedule 3.10(d). Except as indicated on the Customer Contract Schedule, (A) each of the Customer Contracts is valid, enforceable and in full force and effect in accordance with the terms thereof,
(B) there is no existing default or event or condition which, with notice or lapse of time or both, would constitute an event of default under any Customer Contract, (C) no Customer Contract has been amended, modified, supplemented or otherwise altered orally, in writing or by course of conduct, (D) no Customer Contract requires the consent of the Customer or any other party to affect a valid assignment thereof to Purchaser without causing a default or giving rise to a right of termination thereunder and (E) each Customer Contract complies with all applicable laws, rules and regulations.

         3.11 Proprietary Rights. Set forth on the "Proprietary Rights Schedule" attached hereto as Schedule 3.11 is a list and summary description of all patents, patent applications, trademarks, service marks, trade names, corporate names and copyrights owned by Sellers which are related to the Business or used by Sellers in the conduct of the Business. Except as disclosed in Schedule 3.11 hereto, Sellers own and possess all right, title and interest in and to the proprietary rights necessary to conduct the Business. Sellers have taken all necessary or desirable action to protect the proprietary rights necessary or desirable to conduct the Business. Sellers have not received any notices of infringement, misappropriation, invalidity or conflict from any third party with respect to such proprietary rights. To Sellers' knowledge, Sellers have not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and Sellers' proprietary rights have not been infringed by any third parties.

         3.12 Litigation; Proceedings. There are no actions, suits, proceedings, orders or investigations pending or to Sellers' knowledge, threatened against or affecting any Seller at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.13 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Seller.

         3.14 Governmental Consent, etc.

         (a) No material permit, consent, approval or authorization of, or declaration to or filing with, any governmental or material regulatory authority is required in connection with the execution, delivery or performance of this Agreement by any Seller, or the consummation by such Seller of any of the transactions contemplated hereby and thereby, except as disclosed on the "Consents Schedule" attached hereto as Schedule 3.14.

         (b) The Consents Schedule attached hereto as Schedule 3.14 sets forth all material governmental approvals or consents necessary for, or otherwise material to, the conduct of the

Business. All such governmental approvals and consents have been duly obtained and are in full force and effect, and Sellers are in compliance with each of such governmental approvals and consents held by it with respect to the Purchased Assets and the Business.

         3.15 Employees. Except as set forth on Schedule 3.15, to Sellers' knowledge, no key employee, nor group of such Seller's employees related to the Business, has any plans to terminate employment with such Seller. Each Seller has complied in all material respects with all applicable laws relating to the employment of labor and, to Sellers' knowledge the engagement of independent contractors related to the Business, including provisions thereof relating to wages, hours, equal opportunity, immigration, collective bargaining, disabilities, family leave and the payment of social security and other taxes. Except as disclosed on the "Employees Schedule" attached hereto as Schedule 3.15, no Seller has any existing relationships with any union or employee representative or any labor relations problems, and there has been no union organization efforts with respect to the Business within the last five years. Except as set forth on Schedule 3.15, no present employee of Sellers has advised the Sellers that he or she will not be available for continued conduct of the Business after the Closing on substantially the same terms as now conducted.

         3.16 Employee Benefit Plans.

         (a) The "Employee Benefits Schedule" attached hereto as Schedule 3.16, contains a list and a true and correct copy, including all amendments thereto, of any employee benefit plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which Sellers and/or any corporation, partnership or other trade or business which is or would be a member of a controlled group of corporations, group of trades or business under common control, or an affiliated service group including Sellers, under the provisions of Code Section 414(b), (c), (m) or (o) (each an "ERISA Affiliate") maintains, to which Sellers or any ERISA Affiliate contributes, or is obligated to contribute, or under which any employee or former employee, officer or former officer, director, or former director, shareholders or former shareholder of Sellers or any ERISA Affiliate (collectively, "Participants"), or any beneficiary of any Participant, is covered or has benefit rights and pursuant to which any liability of Sellers or any ERISA Affiliate exists or is reasonably likely to occur, and each other arrangement, program or plan pursuant to which any benefit is or shall be provided to any Participant or any Participant's beneficiary, whether formal or informal, including, without limitation, those providing any form of medical, health or dental insurance, life, disability and accidental death and dismemberment insurance, severance pay or benefits continuation, nonqualified deferred compensation, relocation assistance, vacation pay, tuition aid, apprenticeship benefits or matching gifts for charitable contributions to educational or cultural institutions (collectively, the "Benefit Plans"). Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required and each such plan has obtained a favorable determination letter with respect to such amendment. Neither the Sellers nor the Major Shareholder is aware of any facts or circumstances that might jeopardize the qualified status of any such Benefit Plan.

         (b) Except as set forth in the "Employee Benefits Schedule", to Sellers' knowledge, all accrued contributions and other payments to be made by each Seller or any ERISA Affiliate to any Benefit Plan through the date of the Latest Balance Sheet have been made or reserves adequate for such purposes as of the date of the Latest Balance Sheet have been set aside therefor and reflected on the Latest Balance Sheet. To Sellers' knowledge, no Seller nor any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Benefit Plans or any related trust agreement or insurance contract, and there are no outstanding liabilities of any Benefit Plan other than liabilities for benefits to be paid to Participants and beneficiaries in such Benefit Plan in the ordinary course of business.

         (c) There is no pending litigation or, to the best knowledge of each Seller, overtly threatened litigation or pending claim (other than benefit claims made in the ordinary course) by or on behalf of or against any of the Benefit Plans (or with respect to the administration of any of the Benefit Plans) now or heretofore maintained by each Seller or any ERISA Affiliate which allege violations of applicable state or federal law.

         (d) To Sellers' knowledge, each Benefit Plan is and has been in compliance in all respects with, and each such Plan is and has been operated in accordance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation ("PBGC") and the IRS under ERISA, the Code or any other applicable law.

         (e) To Sellers' knowledge, none of the Benefit Plans is or ever has been subject to Title IV of ERISA, and no Seller nor any ERISA Affiliate is or has been required to contribute to an employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA nor has been so required during the five-year period ending on the Closing Date.

         (f) To Sellers' knowledge, all reporting and disclosure requirements of ERISA and the Code applicable to the Benefit Plans have been satisfied in all material respects and all such reports have been provided to the Purchaser.

         (g) To Sellers' knowledge, no Seller nor any ERISA Affiliate has any liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any Benefit Plan, nor is any Seller aware of any claim pending or threatened to be brought by any party regarding such matters. To Sellers' knowledge, no prohibited transaction has occurred with respect to any Benefit Plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code.

         (h) None of the Benefit Plans provides for (or has ever provided for) medical or health care or benefits for any former employee of any Seller or any ERISA Affiliate, except to the extent required by Section 4980B of the Code or
Part 6 of Title I of ERISA. The Sellers have no commitments to offer medical benefits to employees upon termination other than COBRA rights.

         3.17 Insurance. The "Insurance Schedule" attached hereto as Schedule
3.17 lists and briefly describes each insurance policy maintained by each Seller with respect to the Purchased Assets. The Sellers have delivered to the Purchaser complete and correct copies of all such policies together with all riders and amendments thereto. All of such insurance policies are in full force and effect, and to Sellers' knowledge, Sellers are not in default with respect to their respective obligations under any of such insurance policies. The Sellers shall provide tail coverage on their errors and omissions insurance policies for a period of three (3) years from the date hereof to cover any claims following the Closing Date.

         3.18 Affiliated Transactions. Except as set forth on the "Affiliated Transaction Schedule" attached hereto as Schedule 3.18, no officer, director, shareholder or affiliate of any Seller or any person related by blood or marriage to any such person or any entity in which any such person owns any beneficial interest is a party to any agreement, contract, commitment or transaction related to the Business with any Seller or has any interest in any property used by such Seller.

         3.19 Compliance with Laws; Permits; Certain Operations.

         (a) Sellers and their officers, directors, employees, and to Sellers' knowledge, their agents, have complied in all material respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof which affect the Business or the Purchased Assets or to which Sellers may otherwise be subject, and no claims have been filed against Sellers alleging a violation of any such law or regulation, except as set forth on the "Compliance Schedule" attached hereto as Schedule 3.19(a). In particular, but without limiting the generality of the foregoing, Sellers have not violated, or received a notice or charge asserting any violation of the Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act of 1970, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act of 1976, the Americans With Disabilities Act, or any other state or federal act (including rules and regulations thereunder) regulating or otherwise affecting the employment of aliens, employee health and safety, the environment, zoning, building, fire or other ordinances or any other aspect of the Business.

         (b) Except as set forth in Schedule 1.2 with respect to the licenses held by the Major Shareholder, Sellers hold all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of the Business all of which are set forth in the "Permits Schedule" attached hereto as Schedule 3.19(b). Sellers have not received any notice (and Sellers have no reason to believe) that revocation is being considered with respect to any of such licenses, permits, certificates or authorizations, or that Sellers are in violation of any such license, permit, certificate or authorization.

         3.20 Environmental Health and Safety.

         (a) Each Seller and its respective predecessors and affiliates has complied with, and is currently in compliance with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been threatened, filed or commenced against any of them alleging any failure so to comply, alleging any liability under any Environmental, Health and Safety Laws or requesting any investigation related thereto. To Sellers' knowledge, no condition exists or event has occurred which, with or without notice or the passage of time, would constitute a violation of or give rise to a lien under any Environmental, Health and Safety Laws. Without limiting the generality of the preceding sentences, to Sellers' knowledge, each Seller, and its respective predecessor and affiliates, has obtained and been in compliance, and is currently in compliance, with all of the terms and conditions of all permits, licenses and other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all Environmental Health and Safety Laws. For purposes hereof, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) relating to fines, injunctions, penalties, damages, liability, contribution, cost recovery, compensation losses or injuries concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, or the protection of human, plant or animal welfare or health, including laws relating to use, emissions, discharges, releases, or threatened releases of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into or onto ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, Extremely Hazardous Substances, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes. For purposes hereof, "Extremely Hazardous Substance" means such term as set forth in ss.302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended. For purposes hereof, "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in, regulated by or governed by any Environmental, Health, and Safety Laws, federal, state, local or foreign law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the Seller to any imposition of penalties, fines, orders, decrees, licenses, permits, judgments, costs or liability under any Environmental, Health or Safety Laws.

         (b) To Sellers' knowledge, all properties and equipment used in the Business of the Sellers, their predecessors and affiliates, have been free of asbestos, PCB's, methylene chloride, trichlorethylene, 1, 2 - trans-dichloroethylene, dioxins, dibenzofurans and other hazardous substances.

         3.21 Product and Warranty Claims; Warranties. Except as disclosed in the "Claims Schedule" attached hereto as Schedule 3.21, Sellers have no knowledge of and have not received during the past five (5) years any claim or notice with respect to any occurrences arising out of the use of, or related to, the products sold, implemented or serviced by or on behalf of each Seller related to the Business.

         3.22 Disclosure. Neither this Agreement nor any of the schedules, attachments or exhibits hereto contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading. There is no material fact which has not been disclosed in writing to Purchaser of which the Sellers or any officer, director or key employee of Sellers is aware and which materially adversely affects or could reasonably be anticipated to affect materially adversely the Business or the Purchased Assets.

         3.23 Year 2000 Problem. Based on previous and ongoing internal reviews, Sellers believe that the computer equipment and software used by Seller will function properly with respect to dates in the year 2000 and thereafter. Sellers have requested information from third parties addressing any potential year 2000 issues with such third parties; however, Sellers are not able to determine the extent to which such third parties, such as insurance companies and clients, may experience year 2000 issues.


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date that:

         4.1 Corporate Organization and Power. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby and perform its obligations hereunder and thereunder. Purchaser is qualified to do business as a foreign corporation and is in good standing in the State of Maryland.

         4.2 Authorization. The execution, delivery and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement constitutes and, upon execution and delivery by Purchaser, the other agreements contemplated hereby shall each constitute a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms.

         4.3 No Violation. Purchaser is not subject to or obligated under its articles of incorporation, any applicable law, rule or regulation of any governmental authority, or any agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree which would materially, adversely affect its ability to perform this Agreement or the other agreements contemplated hereby.

         4.4 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the best of Purchaser's knowledge, threatened against or affecting Purchaser, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would materially adversely affect Purchaser's performance under this Agreement or the consummation of the transactions contemplated hereby.

         4.5 Brokerage. There are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Purchaser.


                                    ARTICLE 5

                  CONDITIONS TO PURCHASER'S OBLIGATION TO CLOSE

         5.1 Conditions to Purchaser's Obligation. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties set forth in Article 3 hereof shall be true and correct at and as of the Closing;

         (b) Sellers shall have performed all of the covenants and agreements required to be performed by them under this Agreement prior to the Closing;

         (c) there shall have been no adverse change in the operations, financial condition, operating results, assets or business prospects of the Business, and there shall have been no casualty loss or damage to the Purchased Assets, taken as a whole, whether or not covered by insurance;

         (d) all consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchaser as contemplated hereby, from Sellers to Purchaser that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Sellers are a party or to which any of the Purchased Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions satisfactory to Purchaser in its sole discretion;

         (e) no action or proceeding before any court or government body shall be pending or threatened which, in the judgment of Purchaser, made in good faith and upon the advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially adversely affect the value or use of the Purchased Assets or Business;

         (f) Purchaser shall have received from Sellers' counsel, Patton Boggs, L.L.P., an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to Purchaser and dated the Closing Date, in form and substance satisfactory to Purchaser;

         (g) not less than five (5) business days prior to the Closing Date, Sellers shall have provided Purchaser, at Sellers' expense, with UCC search reports ("UCC Searches") of Sellers disclosing no liens or encumbrances against the Purchased Assets, other than the Permitted Encumbrances. If the UCC Searches disclose any title encumbrances, defects, liens, encumbrances or matters other than Permitted Encumbrances, Sellers shall have caused the same to be removed;

         (h) all proceedings to be taken by Sellers in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby requested by Purchaser shall be satisfactory in form and substance to Purchaser and its counsel;

         (i) Purchaser and the landlord of the property located at 20250 Century Blvd., Germantown, Maryland 20874 (the "Landlord") shall have entered into that certain Lease Agreement and related Assignment of Lease regarding the lease of such property (collectively, the "Lease Agreement");

         (j) Purchaser's Board of Directors shall have approved the transaction contemplated hereby;

         (k) Purchaser and the Major Shareholder shall have entered into that certain Non-Compete Agreement in the form set forth in Exhibit D hereto (the "Non-Compete Agreement");

         (l) Purchaser's existing lenders shall have consented to the transaction and Purchaser shall have successfully completed the renegotiation of certain loan terms with such lenders;

         (m) Each of Kevin B. Ballou, David C. Evans and John F. Blottenberger, Jr. and Purchaser shall have entered into that certain Non-Solicitation Agreement in the respective forms set forth in Exhibit E hereto (the "Non-Solicitation Agreements").

Any conditions specified in this Section 5.1 may be waived by Purchaser; provided that no such waiver shall be effective unless it is set forth in a writing executed by Purchaser, except as otherwise provided in Section 9.3.



                                    ARTICLE 6

                   CONDITIONS TO SELLERS' OBLIGATION TO CLOSE

         6.1 Conditions to Sellers' Obligation. The obligation of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) the representations and warranties set forth in Article 4 hereof shall be true and correct in all material respects at and as of the Closing as though then made and as though the Closing Date was substituted for the date of this Agreement throughout such representations and warranties;

         (b) Purchaser shall have performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

         (c) Sellers shall have received from Purchaser's counsel, Vedder, Price, Kaufman & Kammholz, an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to Sellers and dated the Closing Date, in form and substance reasonably satisfactory to Sellers;

         (d) no action or proceeding before any court or government body shall be pending or threatened which, in the judgement of Sellers, made in good faith and upon advice of counsel, makes it inadvisable or undesirable to consummate the transactions contemplated hereby by reason of the probability that the action or proceeding shall result in a judgment, decree or order which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially adversely affect the value or use of the Purchased Assets or Business;

         (e) all consents by third parties that are required for the transfer of the Purchased Assets and the Business to Purchaser as contemplated hereby from Sellers to Purchaser that are required for the consummation of the transactions contemplated hereby or that are required to prevent a breach of, or a default under or a termination or modification of any instrument, contract, license, lease or other agreement to which Sellers are a party or to which any of the Purchased Assets are subject, and releases of all liens, charges, security interests, encumbrances and claims of others on or with respect to the Purchased Assets shall have been obtained on terms and conditions satisfactory to Sellers in their sole discretion;

         (f) the Major Shareholder and Nancy Schoenke shall be released from their guaranty of the Sellers' obligations under the Lease Agreement; and

         (g) all proceedings to be taken by Purchaser in connection with the consummation of the Closing and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Sellers shall be reasonably satisfactory in form and substance to Sellers and their counsel.

Any condition specified in this Section 6.1 may be waived by Sellers; provided that no such waiver shall be effective against Sellers unless it is set forth in a writing executed by Sellers, except as otherwise provided in Section 9.3.


                                    ARTICLE 7

                              CLOSING TRANSACTIONS

         7.1 The Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Patton Boggs, L.L.P. in Washington, D.C. at 10:00 a.m. local time on September 18, 1998, or at such other place or on such other date as may be mutually agreeable to the parties. The date and time of the Closing are referred to herein as the "Closing Date."

         7.2 Action to Be Taken at the Closing. The sale, conveyance, assignment and delivery of the Purchased Assets and the payment of the Purchase Price pursuant to the terms of this Agreement shall take place at the Closing, and, simultaneously, the other transactions contemplated by this Agreement shall take place by the delivery of all of the closing documents set forth in Section 7.3.

         7.3      Closing Documents.

         (a) Sellers and the Major Shareholder shall deliver to Purchaser at the Closing the following documents, duly executed by Sellers where necessary to make them effective:

                  (i) an officer's certificate in the form set forth in Exhibit G attached hereto, stating that the preconditions specified in Section
         5.1 (a) through (m) have been satisfied;

                  (ii) copies of all necessary third party and governmental consents, approvals, releases and filings required in order to effect the transactions contemplated by this Agreement;

                  (iii) such stamped recordable warranty deeds, instruments of sale, transfer, assignment, conveyance and delivery (including all vehicle titles), as are required in order to transfer to Purchaser good and marketable title to the Purchased Assets, free and clear of all liens, charges, security interests and other encumbrances, except for Permitted Encumbrances;

                  (iv) such assignment of Leases as Purchaser may reasonably request;

                  (v) certified copies of the resolutions duly adopted by the Board of Directors and Shareholders of Sellers authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby, and the consummation of all other transactions contemplated by this Agreement;

                  (vi) all of Sellers' contracts and commitments, files, books, records and other data relating to the Business and the Purchased Assets;

                  (vii) copies of good standing certificates in all jurisdictions where the Sellers are qualified to do business in which ownership of the Purchased Assets or the conduct of the Business requires Sellers to be so qualified;

                  (viii) a certificate of the Secretary of each Seller, certifying as to the correctness and completeness of the Articles of Incorporation, Bylaws, Articles of Organization and Operating Agreement of such Seller, as appropriate, and all amendments thereto;

                  (ix) a Transitional Services Agreement between Purchaser and Sellers reasonably agreeable to the parties (the "Services Agreement");

                  (x) Purchaser and the Major Shareholder shall have entered into an agreement regarding the maintenance of the Major Shareholder's B-D License (the "B-D License Agreement");

                  (xi) the Non-Compete Agreement and the Non-Solicitation Agreements;

                  (xii) the Lease Agreement;

                  (xiii) the financial statements for the Sellers for the months of July and August of 1998;

                  (xiv) the Cash Payments Transfer Side Agreement; and

                  (xv) such other documents or instruments as Purchaser may request to effect the transactions contemplated hereby.

                  All of the foregoing documents in this Section 7.3(a) shall be reasonably satisfactory in form and substance to Purchaser and shall be dated the Closing Date.

         (b) Purchaser shall deliver to Sellers and the Major Shareholder at the Closing the following items, duly executed by Purchaser where necessary to make them effective:

                  (i) the amount of the Purchase Price payable at Closing as provided in Section 2.1;

                  (ii) the Promissory Note and the Security Agreement;

                  (iii) an officer's certificate in the form set forth as Exhibit H attached hereto, stating that the preconditions specified in
         Section 6.1 (a) through (g) hereof have been satisfied;

                  (iv) copies of all necessary third party and governmental consents, approvals, releases and filings required in order for Purchaser to effect the transactions contemplated by this Agreement;

                  (v) the Lease Agreement, the Service Agreement, the B-D License Agreement and the Cash Payments Transfer Side Agreement;

                  (vi) the Non-Compete Agreement and the Non-Solicitation Agreements; and

                  (vii) such other documents or instruments as Sellers reasonably may request to effect the transactions contemplated hereby.

                  All of the foregoing documents in this Section 7.3(b) shall be reasonably satisfactory in form and substance to Sellers and shall be dated as of the Closing Date.

         7.4 Possession. Simultaneously with the Closing, Sellers shall take such steps as may be requisite or desirable to put Purchaser in actual possession and operating control of the Business and the Purchased Assets.

         7.5 Nonassignable Contracts. To the extent that the assignment hereunder by Sellers to Purchaser of the Contracts is not permitted or is not permitted without the consent of any other party to the Contract, this Agreement shall not be deemed to constitute an assignment of any such Contract if such consent is not given or if such assignment otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Contract, and Purchaser shall assume no obligations or liabilities thereunder. Sellers shall advise Purchaser promptly in writing with respect to any Contract which it knows, should know or has reason to know that it will not receive any required consent. Without in any way limiting Sellers' obligation to use their respective best efforts to obtain all consents necessary for the sale, transfer, assignment and delivery of the Contracts and the Purchased Assets to Purchaser hereunder, if any such consent is not obtained or if such assignment is not permitted irrespective of consent and the Closing hereunder is consummated, Sellers shall cooperate with Purchaser in any reasonable arrangement designed by Purchaser to provide Purchaser with the rights and benefits, subject to the obligations, under the Contract, including enforcement for the benefit of Purchaser of any and all rights of Sellers against any other person arising out of breach or cancellation by such other person and, if requested by Purchaser, Sellers shall act as an agent on behalf of Purchaser or as Purchaser shall otherwise reasonably require, in each case at such Seller's cost, provided SAS shall in no event be obligated to continue its existence beyond a date eighteen (18) months from the Closing Date and SAC shall in no event be obligated to continue its existence beyond the later of (i) a date eighteen (18) months from the Closing Date or (ii) the date upon which SAC is no longer entitled to receive the M Cash Payments or payments related to any other Contract.



                                    ARTICLE 8

                    INDEMNIFICATION; LIMITATIONS ON LIABILITY

         8.1 Indemnification by Each Seller and Major Shareholder. Subject to
Section 8.4 hereof, each Seller and Major Shareholder, jointly and severally, agree to and shall indemnify in full Purchaser and its officers, directors, employees, agents, shareholders and partners (collectively, the "Purchaser Indemnified Parties") and defend and hold them harmless against any loss, liability, deficiency, damage, expense or cost (including reasonable legal expenses), that Purchaser Indemnified Parties may suffer, sustain or become subject to, as a result of (a) any misrepresentation in any of the representations or breach of any of the warranties of any Seller or the Major Shareholder contained in this Agreement or in any exhibits, schedules, certificates or other agreements or documents delivered or to be delivered pursuant to the terms of this Agreement or otherwise incorporated in this Agreement (collectively, the "Related Documents"), or (b) any breach of, or failure to perform, any agreement or covenant of any Seller or the Major Shareholder contained in this Agreement or any of the Related Documents (collectively, "Purchaser Losses").

         8.2 Indemnification by Purchaser. Subject to Section 8.4 hereof, Purchaser agrees to indemnify in full each Seller (the "Sellers Indemnified Parties") and hold it harmless against any Losses which the Sellers Indemnified Parties may suffer, sustain or become subject to as a result of (i) any misrepresentation in any of the representations or breaches of any of the warranties of Purchaser contained in this Agreement or in any of the Related Documents or (ii) any breach of, or failure to perform, any agreement of Purchaser contained in this Agreement or any of the Related Documents (collectively, "Sellers Losses") (Purchaser Losses and Sellers Losses shall collectively be referred to as the "Losses").

         8.3 Method of Asserting Claims. As used herein, an "Indemnified Party" shall refer to a "Purchaser Indemnified Party" or "Sellers Indemnified Party," as applicable, the "Notifying Party" shall refer to the party hereto whose Indemnified Parties are entitled to indemnification hereunder, and the "Indemnifying Party" shall refer to the party hereto obligated to indemnify such Notifying Party's Indemnified Parties.

         (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Sellers Losses or Purchaser Losses, as the case may be (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party's ability to defend successfully a Claim. The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Notifying Party within twenty (20) business days after the Notifying Party's notice of such Claim (but, in all events, at least five (5) business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party shall cooperate with the Indemnifying Party in the conduct of such defense. Neither the Notifying Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, in the event the Indemnifying Party fails or is not entitled to contest and defend a claim, the Notifying Party shall be entitled to contest, defend and settle such Claim.

         (b) In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Indemnifying Party. If the Indemnifying Party notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within thirty (30) days after delivery of such notice by the Notifying Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Notifying Party's notice shall be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, a representative of each of the Indemnifying Party and the Notifying Party (or their respective designees) shall proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such presidents or designees within sixty (60) days after the delivery of the Notifying Party's notice of such claim, such dispute (except for any such dispute which gives rise or could give rise to equitable relief under this Agreement) shall be resolved fully and finally in Chicago, Illinois by an arbitrator selected pursuant to, and an arbitration governed by, the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall resolve the dispute within thirty (30) days after selection and judgment upon the award rendered by such arbitrator may be entered in any court of competent jurisdiction.

         8.4 Survival; Limitations on Liability.

                  (a) Subject to the provisions of Section 8.4(b) and Section
10.1 hereof, the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing.

                  (b) The liabilities and obligations of the parties (and the Indemnifying Parties) under this Agreement shall be subject to the limitation that no Indemnifying Parties shall be responsible for any Losses until the cumulative aggregate amount thereof shall exceed Twenty-Five Thousand Dollars ($25,000.00) (the "Minimum Amount") in which case such Indemnifying Parties shall then be liable for all Losses; provided, however, that any provision of this Agreement to the contrary notwithstanding, the dollar limitations set forth in this Section 8.4 shall not apply to any Claim relating to breach of Sellers' obligations with respect to Taxes or any claim related to a breach of a representation or warranty where Sellers or Purchaser had knowledge of such breach at Closing.


                                    ARTICLE 9

                                   TERMINATION

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by mutual written consent of Purchaser and Sellers;

         (b) by either Purchaser or Sellers if there has been a material misrepresentation or breach of warranty or breach of covenant on the part of the other party in the representations and warranties or covenants set forth in this Agreement and any such misrepresentation or breach, if capable of cure, is not cured within fifteen (15) days after written notice thereof to such other party, or if events have occurred which have made it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated hereby (other than as a result of any willful act or omission by the terminating party); or

         (c) by either Purchaser or Sellers if the transactions contemplated hereby have not been consummated by October 1, 1998; provided, that neither Purchaser nor Sellers shall be entitled to terminate this Agreement pursuant to this subsection (c) if such party's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

         9.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Sellers or Purchaser, except for willful breaches of this Agreement prior to the time of such termination and except for the provisions of Section 10.7.

         9.3 Effect of Closing. Each Seller and Purchaser shall be deemed to have waived their respective rights to terminate this Agreement upon the completion of the Closing.


                                   ARTICLE 10

                              ADDITIONAL AGREEMENTS

         10.1 Survival. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Purchaser or Sellers in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of fifteen
(15) months and shall not be affected by any examination made for or on behalf of Purchaser or Sellers, the knowledge of any of Purchaser's or any Seller's officers, directors, shareholders, employees or agents, or the acceptance by Purchaser or any Seller of any certificate or opinion; provided, however, that the representations, warranties, covenants and agreements made with respect to Sections 3.8, 3.9 and 3.16 hereof shall survive until the applicable statute of limitations has expired.

         10.2 Mutual Assistance. Subsequent to the Closing, Sellers on the one hand and Purchaser on the other, at their own cost, shall assist each other (including making records available) in the preparation of their respective tax returns and the filing and execution of tax elections, if required, as well as any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

         10.3 Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby, or other announcements to the employees, customers or suppliers of Sellers, shall be issued without the joint approval of Purchaser and Sellers. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by either party, except as required by law, in which event the parties shall consult as to the form and substance of any such announcement required by law.

         10.4 Expenses. Each party shall pay all of its expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided, however, the Sellers and the Purchaser shall each pay 50% of the cost of the review conducted by Berlin, Ramos & Company, P.A. for the three-month period ended March 31, 1998. Sellers shall pay the cost of recording all documents necessary to place record title to the Purchased Assets in the condition warranted by or required of Sellers by this Agreement.

         10.5 Further Transfers. After the Closing, Sellers shall, and shall cause their affiliates to, execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to Purchaser of the Purchased Assets. Sellers shall execute such documents as may be necessary to assist Purchaser (or its designees) in preserving or perfecting its rights in the Purchased Assets.

         10.6 Transition Assistance. From the date hereof and until five (5) years after the Closing, Sellers shall not in any manner take any action which is designed, intended or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, employees, sales agents and other business associates from maintaining the same business relationships with Purchaser after the date of this Agreement as were maintained with Sellers prior to the date of this Agreement; provided that Sellers shall not be deemed to be in breach of this Section 10.6 by reason of any act or omission of any former officer or employee of Sellers.

         10.7 Confidentiality. If the transactions contemplated by this Agreement are not consummated, Purchaser shall maintain the confidentiality of all information and materials received by it reasonably designated by Sellers as confidential, and Purchaser shall return to Sellers or destroy any materials (and copies thereof) obtained from Sellers in connection with the transactions contemplated hereby. Whether or not the transactions contemplated hereby are consummated, Sellers shall maintain the confidentiality of all information and materials regarding Purchaser and its affiliates, reasonably designated as confidential by Purchaser. If the transactions contemplated by this Agreement are consummated, Sellers shall maintain the confidentiality of all proprietary and other non-public information regarding the Business and the Purchased Assets and shall turn over to Purchaser all such materials in their possession.

         10.8 Non-Compete; Non-Solicitation.

         (a) Although it is understood among the parties that Sellers desire to no longer engage in business operations similar to that of the Business, as an additional inducement to Purchaser to enter into and to perform its obligations under this Agreement, Sellers agree that, for a period of five (5) years after the Closing Date (the "Non-Competition Period"), Sellers shall not in the United States or in any foreign country in which such Seller currently does business, directly or indirectly, either for itself or any other person or entity, own, manage, control, participate in, permit its name to be used by, consult with, render services for or otherwise assist in any manner any entity that owns, invests in, manages, controls or engages in the business of selling and distributing products similar to those of the Business.

         (b) Sellers agree that for a period of five (5) years after the Closing, they shall not directly or indirectly offer employment to or hire any current or future employee or sales agent of any Seller without the prior written consent of Purchaser, unless such employee or sales agent is not then performing services for Purchaser.

         (c) If, at the time of enforcement of this Section 10.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

         (d) Sellers recognize and affirm that in the event of breach by them of any of the provisions of this Section 10.8 money damages would be inadequate and neither Purchaser nor

Sellers would have any adequate remedy at law. Accordingly, Sellers and Purchaser agree that the other party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations under this Section 10.8 by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security to enforce or prevent any violations, whether anticipatory, continuing or future, of the provisions of this Section 10.8, including, without limitation, the extension of the Non-Competition Period by a period equal to (i) the length of the violation of this Section 10.8 plus (ii) the length of any court proceedings necessary to stop such violation. In the event of a breach or violation by Sellers of any of the provisions of this Section 10.8, the running of the Non-Competition Period, but not of Sellers' obligations under this
Section 10.8, shall be tolled during the period during which the occurrence of any such breach or violation is investigated and during the continuance of any such breach or violation.

         10.9 Specific Performance. Sellers and the Major Shareholder acknowledge that the Business and the Purchased Assets are unique and recognize and affirm that in the event of a breach of this Agreement by Sellers or the Major Shareholder, money damages would be inadequate and Purchaser would have no adequate remedy at law. Accordingly, each Seller and the Major Shareholder agrees, jointly and severally, that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each Seller's and the Major Shareholder's obligations hereunder by an action or actions for specific performance, injunction and/or other equitable relief, without posting any bond or security.

         10.10 Remittances. All remittances, mail and other communications relating to the Purchased Assets or the Business received by Sellers or the officers and directors of such Seller or the Major Shareholder, at any time after the Closing Date shall be immediately turned over to Purchaser by such parties. Each Seller shall cooperate with Purchaser, and take such actions as Purchaser reasonably requests, to assure that customers of the Business send their remittances directly to Purchaser, and to assure that remittances from customers of the Business which are improperly sent to any Seller are not commingled with such Seller's assets and are turned over to Purchaser.

         10.11 Employees and Agents of Sellers. Purchaser is under no legal obligation to employ any personnel presently employed by any Seller. Prior to the Closing Date, Purchaser may, but shall not be required to, offer employment to such persons currently employed by Sellers as Purchaser in its sole discretion shall determine. Prior to the Closing, Purchaser shall advise Sellers of the names of such persons, if any, Purchaser intends to employ after Closing which shall be listed on Schedule 10.11 hereto. Purchaser shall have the absolute right to establish all terms and conditions of employment, including wages, benefits and benefit plans, for any employees of any Seller to whom it chooses to make an offer of employment to be employed by Purchaser. Further, it is expressly agreed that Purchaser is not bound to assume, implement or continue any wages, terms and conditions of employment, benefits or benefit plans which may currently exist for any of Sellers' employees; provided, however, the Purchaser has agreed to continue the employee health plans through December 31, 1998 for the benefit of all employees listed on Schedule 10.11. All such offers of employment shall be on the terms and conditions established by Purchaser and shall be


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



contingent upon employment commencing with Purchaser only following the Closing Date. Each Seller agrees not to discourage any individuals who are offered employment or an agency relationship with Purchaser from accepting such employment or agency relationship with Purchaser.



                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver shall be binding on Sellers and Major Shareholder only if such amendment or waiver is set forth in a writing executed by Sellers and Major Shareholder and that any such amendment or waiver shall be binding upon Purchaser only if such amendment or waiver is set forth in a writing executed by Purchaser. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         11.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested or delivered by a nationally recognized courier service. Notices, demands and communications to Sellers or Purchaser shall, unless another address is specified in writing in accordance herewith, be sent to the address indicated below:

         NOTICES TO SELLERS

                           Schoenke & Associates Corporation
                           20250 Century Blvd., 4th Floor
                           Germantown, Maryland  20874
                           Attention:  Raymond F. Schoenke, Jr.
                           Phone:     (301) 916-6100
                           Fax:       (301) 916-7500



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



         WITH A COPY TO:

                           Patton Boggs, L.L.P.
                           2550 M Street NW
                           Washington, D.C.  20037
                           Attention:  James R. Stuart, Esq.
                                          John H. Vogel, Esq.
                           Phone:  (202) 457-6510 or (202) 457-6460
                           Fax:      (202) 457-6315


         NOTICES TO PURCHASER

                           Clark/Bardes, Inc.
                           2121 San Jacinto Street, Suite 2200
                           Dallas, Texas  75201
                           Attention:  Mel G. Todd, President
                           Phone:  (214) 871-8717
                           Fax:     (214) 871-7690

         WITH A COPY TO:

                           Vedder, Price, Kaufman & Kammholz
                           222 North LaSalle Street
                           Chicago, Illinois   60601
                           Attention: Stanley B. Block, Esq.
                                         Lane R. Moyer, Esq.
                           Phone:     (312) 609-7500
                           Fax:       (312) 609-5005

         11.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and permitted assigns (including all successors and assignees in the event of any Seller's liquidation) as the case may be, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by any party without the prior written consent of the other; except that Purchaser may assign this Agreement without restriction to any of its affiliates, existing as of the date hereof or in the future; provided Purchaser unconditionally guarantees to Sellers and the Major Shareholder at the time of such assignment the prompt and complete performance of all of such affiliates' obligations hereunder.



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



         11.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

         11.5 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other persons other than the parties hereto and their respective successors, permitted assigns, heirs, legatees and personal representatives, as the case may be, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party, nor shall any provision give any third parties any right of subrogation or action over or against any party. This Agreement is not intended to and does not create any third party beneficiary rights whatsoever.

         11.6 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         11.7 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

         11.8 Complete Agreement. This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         11.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

         11.10 Governing Law. The internal law, not the law of conflicts, of the State of Maryland shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         11.11 Remedies Cumulative. Except as set forth in Section 8.3(b), all remedies of the parties provided herein shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other remedies available to the parties, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained herein, and every remedy given herein or by law to any party hereto may be exercised from time to time, and as often as shall be deemed expedient, by such party.



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



         11.12 Use of "Schoenke" Name. Notwithstanding the acquisition by Purchaser of the names "Schoenke & Associates", "Schoenke & Associates Securities Corporation" and "Schoenke & Associates of Hawaii, L.P.", Purchaser shall not have any right or license to, and hereby agrees not to, use the "Schoenke & Associates" name at any time or in any manner in connection with any business or activity other than lawfully organized and operated insurance or financial service related businesses.

         11.13 Definition of Sellers' Knowledge. For purposes of this Agreement, the phrase to "Sellers' knowledge" shall mean the knowledge of the Major Shareholder, David C. Evans or Kevin B. Ballou.




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


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                     CLARK/BARDES, INC.


                                     By: /s/ THOMAS M [ILLEGIBLE]
                                        ---------------------------------------
                                     Its: Chief Financial Officer
                                         --------------------------------------


                                     SCHOENKE & ASSOCIATES CORPORATION


                                     By: /s/ RAYMOND F. SCHOENKE, JR.
                                        ---------------------------------------
                                     Its: Chairman of the Board
                                         --------------------------------------


                                     SCHOENKE & ASSOCIATES SECURITIES
                                       CORPORATION


                                     By: /s/ RAYMOND F. SCHOENKE, JR.
                                        ---------------------------------------
                                     Its: Chairman of the Board
                                         --------------------------------------



                                     /s/ RAYMOND F. SCHOENKE, JR.
                                     ------------------------------------------
                                     Raymond F. Schoenke, Jr.


                                       36